Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Maryellen Thielen	Frank Petito
312/894-4815	312/894-4830
mthielen@orbitz.com	fpetito@orbitz.com

Orbitz, Inc. Reports Profitable Third Quarter of 2004

•        Reported net income was $5.1 million, or 12 cents per diluted share

•        Adjusted net income was $9.7 million excluding certain non-cash stock compensation charges, Cendant acquisition-related expenses and reversal of tax sharing expenses

•        Revenues increased 20 percent to $77.5 million; gross bookings increased 20 percent to more than $1.0 billion

•        Revenue growth was led by hotel revenue increases, benefiting from continued expansion of Orbitz Merchant Hotel bookings

Chicago, Nov. 3, 2004 – Orbitz, Inc. (Nasdaq: ORBZ) today announced $5.1 million in net income for the third quarter of 2004.  Revenue growth was led by hotel revenue increases, which were fueled by expansion of Orbitz Merchant Hotel (OMH) bookings.

For the quarter ended Sept. 30, 2004, net revenues increased 20 percent to $77.5 million from $64.4 million for the third quarter of 2003.  Orbitz reported net income of $5.1 million, or 12 cents per diluted share, which includes $1.4 million of non-cash compensation charges relating to an April 2002 restructuring of Orbitz’ outstanding stock options,(1) $4.2 million in expenses related to Orbitz’ pending acquisition by Cendant Corp.,(2) and a $967,000 reversal of tax-related expenses paid in the second quarter of 2004 under a tax sharing agreement with Orbitz’ Class B shareholders.(3)  Excluding these items, adjusted pre-tax net income for the third quarter of 2004 would have been $9.7 million, or 22 cents per diluted share.  In the third quarter of 2003, Orbitz reported net income of $3.9 million, or 10 cents per pro forma diluted share.(3)

Orbitz generated $32.7 million in operating cash flow during the quarter.

“Our top priority has been to increase the percentage of revenues generated by our OMH program and drive hotel revenues by strengthening our merchant hotel franchise,” said Jeff Katz, president and chief executive officer of Orbitz.  “Display management improvements and other initiatives enabled OMH to exceed 31 percent of hotel transactions for the third quarter, up from 21 percent for the second quarter.  We also completed implementation of Orbitz’ dynamic packaging engine in August.  In addition, we enhanced the interfaces between our search engine and several airlines that have implemented new yield management software, improving the user experience and strengthening Orbitz’ competitive position.

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“This quarter, we look forward to completing Orbitz’ acquisition by Cendant, which we believe will provide greater resources to us as part of a larger company and deliver substantial value to Orbitz shareholders,” Katz said.

Third Quarter 2004 Highlights

Gross bookings and revenues.  For the third quarter of 2004, Orbitz’ gross travel bookings increased 20 percent to more than $1.0 billion versus $882.8 million for the same period of 2003.  Third quarter 2004 net revenues of $77.5 million benefited from growth in each of Orbitz’ three revenue categories:

•      Air revenues.  Air revenues were $40.8 million for the third quarter of 2004 versus $39.0 million for the third quarter of 2003.  The revenue comparison was affected by a contractual step-down in airline charter associate transaction fee rates on June 1 without a corresponding increase in the consumer fee per ticket.  In the third quarter of 2004, Orbitz’ Supplier Link program accounted for 41 percent of transactions, versus 36 percent for the same quarter of 2003.  In late September, United Airlines became the seventh carrier to join the Supplier Link program.  Supplier Link has processed more than $1 billion in air travel bookings during the past four quarters.

•      Other travel revenues.  Other travel revenues increased 64 percent to $27.3 million for the third quarter of 2004 from $16.6 million for the same period of 2003.  In addition, hotel revenues rose 72 percent for the third quarter of 2004 versus 2003 as the Orbitz Merchant Hotel (OMH) program continued to grow.  Through this program, Orbitz sold 499,000 merchant room nights in the third quarter of 2004, more than 10 times the 49,000 merchant room nights sold in the third quarter of 2003.  The Orbitz Merchant Hotel program generated 57 percent of hotel revenues in the third quarter of 2004, versus 20 percent in the same quarter of 2003.  Also during the quarter, car revenues grew 59 percent and vacation revenues more than doubled.  Enhancements to Orbitz’ dynamic packaging engine and inventory benefited air, hotel and car revenues during the quarter.

•      Other revenues.  This category includes advertising revenues, airline website hosting revenues and affinity credit card revenues.  Other revenues increased 8 percent to $9.4 million for the third quarter of 2004 from $8.7 million for the same period a year ago, led by an increase in airline website hosting fees and affinity credit card revenues.

Gross profit and cost of revenues.  Gross profit increased 18 percent to $55.3 million for the third quarter of 2004, versus $47.1 million for the year-earlier period.  The gross margin was 71 percent in the third quarter of 2004, compared with 73 percent in the third quarter of 2003, due in part to the contractual step-down in airline charter associate transaction fee rates without a corresponding consumer fee increase, partially offset by growth in higher-margin non-air products and in Supplier Link transactions.  Cost of revenues increased 28 percent to $22.2 million for the third quarter of 2004 from $17.3 million for the same period of 2003.  The largest absolute increase occurred in credit card processing fees due to higher Orbitz Merchant Hotel volume, partially offset by lower rebates of reservation system booking incentives to airlines caused by a shift in volume to Orbitz’ Supplier Link program.

Operating expenses.  Operating expenses were $52.3 million for the third quarter of 2004.  Excluding the $1.4 million in certain non-cash compensation charges and $4.2 million in expenses related to the Cendant acquisition, operating expenses were $46.7 million, compared with $43.4 million in operating expenses for the third quarter of 2003.  Higher sales and marketing expenditures contributed to the majority of the increase.

Operating cash flow.  Orbitz generated $32.7 million in cash flow from operations in the third quarter of 2004, compared with $14.2 million for the third quarter of 2003.

Pending Acquisition by Cendant Corp.

In September, Orbitz announced that it had signed a definitive agreement for the company’s acquisition by Cendant Corp. (NYSE: CD).  A wholly owned subsidiary of Cendant has initiated cash tender offers for all Orbitz’ outstanding Class A and Class B shares at a price of $27.50 per share.  The transaction is expected to be completed later this month, subject to regulatory and other approvals.  In light of the pending acquisition by Cendant, Orbitz is not providing guidance on its future financial results and will not hold a conference call to discuss third quarter financial results.

Recent Operating Highlights

•      United Airlines, the nation’s second largest carrier, implemented Orbitz’ Supplier Link technology at the end of September to reduce its distribution costs.  With seven airlines now using Supplier Link, Orbitz continues to process more direct connection air transactions than any other travel agency.

•      In the past several months, Orbitz launched a radio advertising campaign, expanded its online promotional activities and enhanced its data-sharing capabilities with the airlines and its technology partners.

•      The Orbitz Merchant Hotel program now has more than 8,900 properties under contract.

•      In October, Orbitz for Business received the Chicago Sun-Times’ Chicago Innovation Award for its leadership in launching the industry’s first online travel management program.  Now with more than 1,300 client companies, Orbitz for Business continues to sign new clients and be well-received by both business travelers and corporate travel managers.

•      Orbitz.com was named the best website for booking travel in the September/October issue of Travel Savvy Magazine.

•      Upon full implementation of the Orbitz dynamic packaging engine, Orbitz.com expanded its inventory to include more package-only travel offerings, such as specially negotiated OrbitzSaver™ discount merchant hotel rates, special package airfares, web-only airfares and package-only rental car rates.

•      In an industry first, Orbitz introduced a pre-purchase seat map feature that enables users to view flight seating charts as they browse fares and schedules – rather than requiring the traveler to select a flight or purchase a ticket before seeing a seat map.

First Nine Months of 2004

Gross bookings and revenues.  For the first nine months of 2004, Orbitz’ gross travel bookings increased 25 percent to $3.2 billion, compared with $2.5 billion for the same period of 2003.  Net revenues were $223.4 million for the first nine months of 2004, up 30 percent from $172.1 million for the comparable period of 2003.

•      Air revenues.  Air revenues increased 13 percent to $128.1 million for the first nine months of 2004 from $113.9 million for the same period of 2003, benefiting from higher transaction volume and a $1 increase in per-ticket service fees in June 2003, partially offset by a lower rate on airline charter associate transaction fees.  Supplier Link represented 40 percent of transactions in the first nine months of 2004, compared with 31 percent for the first nine months of 2003.

•      Other travel revenues.  Other travel revenues nearly doubled to $67.0 million for the first nine months of 2004 from $35.2 million for the same period of 2003, primarily because of growth in the Orbitz Merchant Hotel program.  OMH contributed 53 percent of hotel revenues in the first nine months of 2004, versus 14 percent of hotel revenues in the same period of 2003, and sold 1.1 million merchant room nights in the first nine months of 2004, compared with 71,000 merchant room nights in the first nine months of 2003.

•      Other revenues.  Other revenues increased 22 percent to $28.2 million for the first nine months of 2004 from $23.1 million for the same period a year ago, benefiting from higher advertising revenues.

Gross profit and cost of revenues.  Gross profit increased 36 percent to $161.4 million for the first three quarters of 2004, versus $118.6 million for the year-earlier period.  The gross margin was 72 percent for the 2004 period, compared with 69 percent for the first nine months of 2003.  Cost of revenues increased 16 percent to $62.0 million for the first nine months of 2004 from $53.6 million for the same period of 2003, with the largest absolute increase in credit card processing fees as Orbitz Merchant Hotel transactions continued to grow.

Operating expenses.  Operating expenses were $146.4 million for the first nine months of 2004, compared with $120.6 million for the same period of 2003.  Excluding the $4.2 million in certain non-cash compensation charges and $4.2 million in expenses related to the Cendant acquisition, operating expenses were $138.0 million for the first nine months of 2004.  Sales and marketing expenses were the largest contributor to the increase.

Net income.  The company reported net income of $17.3 million, or 40 cents per diluted share, for the first nine months of 2004.  Excluding the $4.2 million in certain non-cash compensation charges and $4.2 million in Cendant acquisition-related expenses, adjusted pre-tax net income for the first nine months of 2004 would have been $25.8 million, or 60 cents per diluted share.  In the first nine months of 2003, Orbitz reported a net loss of $1.4 million, or 5 cents per pro forma diluted share.

About Orbitz

Orbitz is a leading online travel agency that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages.  Since launching its website to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings.  On www.orbitz.com, consumers can search more than 455 airlines, as well as rates at tens of thousands of lodging properties and 22 car rental companies.  For more information, visit www.orbitz.com.

Statements in this news release regarding Orbitz that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause such statements to differ materially from actual future events or results.  Any such forward-looking statements, including statements about the pending acquisition of Orbitz by Cendant Corp. and the timing of such transaction, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are subject to rules and uncertainties that may change at any time.  The following factors, among others, could cause Orbitz’ actual results to differ materially from those described in a forward-looking statement: Orbitz’ ability to retain and attract customers on a cost-effective basis; increasing competition from existing or new competitors; relationships with Orbitz’ controlling stockholders and with other travel suppliers; limitations that could affect the expansion of our Supplier Link business; risks relating to our ability to expand our business generally; specific risks that could affect our ability to achieve growth plans for portions of our business, such as hotels; rapid technological change affecting our industry; technical and operational issues, such as journey control restrictions, that result from changes in travel suppliers’ distribution methodologies that could affect our results; risks associated with litigation or government regulation; declines, disruptions or events affecting the travel industry; potential fluctuations in our quarterly and annual results.  With respect to Cendant’s pending acquisition of Orbitz, these factors include risks and uncertainties related to the timing and successful completion of the transaction, including the risk that not all conditions to closing of the transaction will be satisfied.  This list is intended to identify only certain of the principal factors that could cause actual results to differ.  Readers are referred to the reports and documents filed from time to time by Orbitz with the Securities and Exchange Commission for a discussion of these and other important risk factors.  Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this news release.  Orbitz undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Orbitz, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2004	Dec. 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$161,929	$173,939
Short-term investments	27,085	7,537
Accounts receivable, net	15,153	11,031
Due from related parties	5,273	3,305
Prepaid expenses	6,423	4,973
Other current assets	137	1,394
Total current assets	216,000	202,179
Property and equipment, net	17,310	17,146
Other long-term assets:
Long-term investments	58,467	1,265
Other assets, net	1,275	355
Total long-term assets	59,742	1,620
Total assets	$293,052	$220,945

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,197	$5,206
Accrued compensation	3,878	6,309
Accrued supplier rebates	821	899
Due to related parties	3,167	2,810
Accrued expenses	43,920	24,932
Deferred revenue	32,825	11,896
Current portion of capital lease obligations	259	—
Total current liabilities	90,067	52,052
Long-term liabilities	9,363	6,924
Redeemable convertible preferred stock	11,509	11,323
Shareholders’ equity	182,113	150,646
Total liabilities and shareholders’ equity	$293,052	$220,945

Orbitz, Inc. and Subsidiaries

Consolidated and Combined Statements of Operations

(in thousands, except per share data; unaudited)

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Revenues, net:
Air revenues, net	$40,817	$39,033	$128,143	$113,861
Other travel revenues	27,278	16,633	67,023	35,218
Other revenues	9,447	8,725	28,227	23,064
Total revenues, net	77,542	64,391	223,393	172,143
Cost of revenues	22,221	17,318	61,991	53,570
Gross profit	55,321	47,073	161,402	118,573
Operating expenses:
Sales and marketing	34,010	30,748	97,716	83,396
Technology and development	6,663	6,037	21,699	19,953
General and administrative	5,682	6,325	17,662	16,217
Stock-based compensation(1)	1,672	251	5,131	1,007
Acquisition-related costs	4,239	—	4,239	—
Total operating expenses	52,266	43,361	146,447	120,573
Operating income (loss)(1)	3,055	3,712	14,955	(2,000)
Interest income	1,072	210	2,349	595
Tax sharing expense	967	—	—	—
Income (loss) before provision for income taxes	5,094	3,922	17,304	(1,405)
Provision for income taxes	—	—	—	—
Net income (loss)(1)	$5,094	$3,922	$17,304	$(1,405)
Less: dividends and accretion on preferred stock	(141)		(424)
Net income available to common shareholders	$4,953		$16,880
Earnings per common share and pro forma net loss per common share(2)
Basic	$0.12	$0.11	$0.42	$(0.05)
Diluted	0.12	0.10	0.40	(0.05)
Weighted average shares outstanding and pro forma weighted average shares outstanding(4)
Basic	41,152	35,800	40,480	35,701
Diluted	42,759	38,031	42,575	35,701

Orbitz, Inc. and Subsidiaries

Other Data

(in thousands)

	Quarter Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2004
Pre-tax net income	$5,094	$17,304
Stock-based compensation, related to April 2002 restructuring of capitalization, triggered by IPO closing(1)	1,367	4,219
Cendant acquisition-related expense(2)	4,239	4,239
Tax sharing expense(3)	(967)	—
Adjusted pre-tax net income	9,733	25,762
Less: dividends and accretion on preferred stock	(141)	(424)
Adjusted pre-tax net income available to common shareholders	$9,592	$25,338
Adjusted pre-tax basic earnings per share	$0.23	$0.63
Adjusted pre-tax diluted earnings per share	$0.22	$0.60

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Net income (loss)	$5,094	$3,922	$17,304	$(1,405)
Interest income	(1,072)	(210)	(2,349)	(595)
Income tax benefit (expense)	—	—	—	—
Depreciation and amortization expense	2,187	3,048	8,772	9,445
Earnings before interest, income taxes, depreciation and amortization (EBITDA)(5)	$6,209	$6,760	$23,727	$7,445
Stock-based compensation, related to April 2002 restructuring of capitalization, triggered by IPO closing(1)	1,367	—	4,219	—
Cendant acquisition-related expense(2)	4,239	—	4,239	—
Tax sharing expense(3)	(967)	—	—	—
Adjusted EBITDA(5)	$10,848	$6,760	$32,185	$7,445

Gross bookings	$1,055,353	$882,837	$3,156,867	$2,516,204
Gross profit	55,321	47,073	161,402	118,573
Orbitz Merchant Hotel room Nights	498,823	48,714	1,124,434	71,104

Footnotes

(1)   As more fully discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K, a portion of Orbitz’ stock-based compensation charges, equal to $1.4 million for the third quarter of 2004, relates to the April 2002 restructuring of then-outstanding stock options.  This restructuring triggered a non-cash stock-based compensation charge of $33.5 million, of which $30.7 million has been recorded to date.  The remaining amount will be triggered as the options vest in 2004, 2005 and 2006.  Because the restructuring event that triggered the charge is unusual and non-recurring, management believes that excluding the resulting non-cash stock-based compensation charge is more representative of the company’s performance.

(2)   In September, Orbitz entered into a merger agreement with Cendant Corporation (NYSE: CD), pursuant to which a wholly owned subsidiary of Cendant has initiated cash tender offers for all of Orbitz’ outstanding Class A and Class B shares at a price of $27.50 per share.  The transaction is expected to be completed later this month, subject to regulatory and other approvals.  To date, the company has incurred $4.2 million in merger-related expenses.  The company has a commitment to pay additional fees of approximately $12.5 million upon closing if the merger is successfully completed.  Because this event is unusual and non-recurring, management believes that excluding the resulting expense is more representative of the company’s performance.

(3)   Under the terms of a tax sharing agreement in connection with a restructuring to facilitate Orbitz’ initial public offering in December 2003, Orbitz agreed to pay to its founder airlines 87 percent of the amount of any tax benefit Orbitz realizes as a result of deductions that are attributable to the restructuring.  Such payments were included as other expense on Orbitz’ second quarter 2004 income statement.  Due to costs associated with the pending acquisition by Cendant, expected annual tax expense decreased and $967,000 in previous payments made to the airlines were reversed in the third quarter of 2004.  Management believes that excluding these items from an analysis of pre-tax net income is more representative of Orbitz’ performance, because without the tax sharing agreement, such amounts would be reflected as income tax expense on Orbitz’ income statements and therefore, would ordinarily be excluded from pre-tax net income.

(4)   Before the December 2003 IPO, ownership in the enterprise was reflected primarily through membership in Orbitz, LLC, with only a small number of outstanding shares in Orbitz, Inc.  The financial statements of Orbitz, Inc. and Orbitz, LLC were presented on a combined basis and accordingly, there is no single capital structure upon which to calculate historical earnings per share information.  In addition, management has determined that presentation of earnings per share for 2003 and prior periods is not meaningful to investors.  On Dec. 19, 2003, the members of Orbitz, LLC exchanged their membership units for shares of common stock and preferred stock of Orbitz, Inc.  Pro forma earnings (loss) per share is calculated based on the weighted average number of shares outstanding assuming that all units held by members in Orbitz, LLC had been converted to shares in Orbitz, Inc. as of the beginning of each period presented, after giving effect to the 1-for-3 reverse stock split that occurred on Nov. 25, 2003 and the automatic conversion of Class C common stock to Class A common stock that occurred immediately prior to the IPO.  Net income available to common shareholders reflects charges for dividends and accretion on the preferred stock as if it had been outstanding at the beginning of each period presented.  In periods where a loss is shown, basic and diluted loss per common share are the same, because the effect of including common stock equivalents would have been anti-dilutive.  Earnings per common share and the weighted average shares outstanding for the quarter and nine months ended Sept. 30, 2004 are based on actual shares outstanding.

(5)   Management believes that EBITDA is a useful supplement to net income (loss) available to common shareholders and other operating statement data to help investors understand Orbitz’ ability to generate cash flows from operations that are available for taxes, debt service and capital expenditures.  Furthermore, management believes that adjusted EBITDA provides a better indication of the cash-generating nature of our business because the restructuring event that triggered the non-cash stock-based compensation charge is unusual and non-recurring, and because the tax sharing expense ordinarily would be excluded from pre-tax net income.  EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income (loss) as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

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